Exhibit 99.8

UNITED RESTAURANT MANAGEMENT, Inc.

Pro Forma Condensed

Combined Financial Statements

March 31, 2009 (unaudited)

UNITED RESTAURANT MANAGEMENT, Inc.

Introduction to Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined financial statements are presented to illustrate the estimated effects of our acquisition of Federal Logistics Inc. and Optimized Transportation Software, Inc. (the “Exchange Transaction”) on our historical financial position and our results of operations. We have derived our historical financial data for the three months ended March 31, 2009 from our unaudited condensed interim financial statements for the three months ended March 31, 2009 previously filed in our report with the Securities and Exchange Commission. We have derived the historical financial position of Federal Logistics Inc. and Optimized Transportation Software, Inc for the period from July 1, 2008 to March 31, 2009. Federal Logistics Inc. audited financial statements for the period from February 28, 2008 (date of inception) to June 30, 2008 are included elsewhere in this Form 8K. Optimized Transportation Software, Inc audited financial statements for the period from October 30, 2007 (date of inception) to June 30, 2008 are also included elsewhere in this Form 8K.

The unaudited pro forma condensed combined statement of operations for the nine months ended August 31, 2008 assumes that the Exchange Transaction and Financing were consummated on November 1, 2007. The unaudited pro forma condensed combined balance sheet as of August 31, 2008 assumes the Exchange Transaction was consummated on that date. The information presented in the unaudited pro forma condensed combined financial statements does not purport to represent what our financial position or results of operations would have been had the Exchange Transaction occurred as of the dates indicated, nor is it indicative of our future financial position or results of operations for any period. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined companies will experience after the Exchange Transaction.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and assumptions and the historical financial statements and related notes of us, Federal Logistics Inc. and Optimized Transportation Software, Inc

UNITED RESTAURANT MANAGEMENT, Inc.

Pro forma condensed combined balance sheet

March 31, 2009

(unaudited)

		Federal		Pro Forma		Pro Forma
	UREM	Logistics	OTSI	Adjustments		Combined
Assets
Current assets
Cash	$9	$89,072	$-	$-		$89,081
Accounts receivable	-	2,832,477	85,430	-		2,917,907
Advances	-	382,433	-	(243,612)	2	138,821
Surety bond	-	10,445	-	-		10,445
Total current assets	9	3,314,427	85,430	(243,612)		3,156,254

Equipment	-	10,586	145,876	-		156,462

Total assets	$9	$3,325,013	$231,306	$(243,612)		$3,312,716

Liabilities and stockholders' equity (deficit)

Liabilities
Current liabilities
Accounts payable	$18,175	$5,963	$13,133	$-		$37,271
Accrued expenses	-	2,631,619	-	-		2,631,619
Line of credit	-	359,337	-	-		359,337
Other current liabilities	15,860	251,915	243,612	(243,612)	2	267,775
Stockholder's note payable	-	40,000				40,000
Total current liabilities	34,035	3,288,834	256,745	(243,612)		3,336,002

Total liabilities	34,035	3,288,834	256,745	(243,612)		3,336,002

Stockholders' equity (deficit)
Preferred stock	-	-	-	1,200		1,200
Common stock	6,165	100	100	1,635		8,000
Additional paid-in capital	2,136,897	-	-	(2,179,923)		(43,026)
Retained earnings (Accumulated deficit)	(2,177,088)	36,079	(25,539)	2,177,088		10,540
Total stockholders' equity (deficit)	(34,026)	36,179	(25,439)	-		(23,286)

Total liabilities and stockholders' equity (deficit)	$9	$3,325,013	$231,306	$(243,612)		$3,312,716

See accompanying notes to these financial statements

UNITED RESTAURANT MANAGEMENT, Inc.

Pro forma condensed combined statement of income

For the nine months ended March 31, 2009

(unaudited)

		Federal			Pro Forma	Pro Forma
	UREM	Logistics	OTSI		Adjustments	Combined
	three months
	ended
Revenues	$-	$6,403,761	$236,413	$		$6,640,174

Costs of operations	-	5,985,824	132,648		-	6,118,472

Gross profit	-	417,937	103,765		-	521,702

General and administrative expenses	16,423	290,621	206,830		-	513,874

Operating income (loss)	(16,423)	127,316	(103,065)		-	7,828

Interest expense	138	24,558	-		-	24,696

Net Income (loss)	$(16,561)	$102,758	$(103,065)		$-	$(16,868)

Net (loss) per common share basic						$(0.002)

Net (loss) per common share diluted						$(0.001)

Weighted average number of common shares outstanding, basic						8,000,000

Weighted average number of common shares outstanding, diluted						15,000,000

See accompanying notes to these financial statements

UNITED RESTAURANT MANAGEMENT, Inc.

Notes to pro forma condensed combined financial statements

March 31, 2009 (Unaudited)

(Stated in US Dollars)

[1]

The Share Exchange is being accounted for as a stock purchase of Florida Logistics, Inc. and Optimized Transportation Software, Inc. The assets and liabilities and the historical operations that will be reflected in the financial statements for periods prior to the Share Exchange will be those of the Registrant. After the completion of the Share Exchange, the Registrant’s consolidated financial statements will include the assets and liabilities of the Registrant, FL & OTSI, the historical operations of FL & OTSI and the operations of the Registrant from the closing date of the Share Exchange. No arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of the Registrant’s board of directors and, to our knowledge, no other arrangements exist that might result in a change of control of the Company. Further, as a result of the issuance of the shares of the Registrant’s common stock pursuant to the Share Exchange, a change in control of the Registrant occurred on the date of consummation of the Share Exchange.

[2]

To eliminate intercompany advances between subsidiaries

[3]

The pro forma statements assume the Exchange Transaction occurred at the beginning of the period presented; weighted average number of shares therefore equals number of shares outstanding at the end of the completion of the transaction.

Previously existing number of shares of UNITED RESTAURANT MANAGEMENT	2,500,000
Exchange Transaction	5,500,000

Weighted average number of common shares	8,000 000

UNITED RESTAURANT MANAGEMENT did not have any dilutive instrument during the nine months ended June 30, 2009, convertible preferred shares will be issued in connection with the Exchange Transaction. Accordingly, the reported diluted loss per share is different.